Exhibit 21
----------

Subsidiaries of The National Bank of Indianapolis Corporation
-------------------------------------------------------------

        1.       The National Bank of Indianapolis, an Indiana Corporation

        2.       NBIN Statutory Trust I, a Connecticut statutory business trust